Exhibit 10.39

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”), is entered into as of March 22, 2016 (the “Signing Date”) by and between Restorix Health, Inc. (“Restorix” ), a Nevada corporation, with its principal offices at 455 Hamilton Avenue, White Plains, NY 10601, and Nuo Therapeutics, Inc. (“Nuo”), a Delaware corporation, with its principal offices at 207A Perry Parkway, Suite 1, Gaithersburg, Maryland 20877. Restorix and Nuo may at times be referred to herein individually as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, Nuo is an autologous regenerative therapies company commercializing innovative platelet based technologies for wound care, specifically the Aurix™ System, a device for the production of an autologous biologic hematogel for use on a variety of chronic wounds;

WHEREAS, Nuo has engaged the Centers for Medicare and Medicaid Services (the “CMS”) and presented evidence sufficiently in support of autologous platelet rich plasma for CMS to issue a Decision Memo for Autologous Blood-Derived Products for Chronic Non-Healing Wounds ( “NCD” and/or “CAG-00190R3”) that provides for coverage of Aurix under its Coverage with Evidence Development (“CED”) program for patients with certain chronic non-healing wounds and when that patient is enrolled in one of three prospective clinical research studies primarily consisting of patient data collection (the “Protocols”);

WHEREAS, Restorix is a wound management company which has various management contracts with approximately 125 hospital outpatient wound care clinics (“RXH Partner Hospitals”);

WHEREAS, on January 26, 2016 Nuo filed a voluntary petition for reorganization under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under Case No. 16-10192 (MFW);

WHEREAS, Nuo continues to operate as a debtor in possession in accordance with §§1107 and 1108 of the Bankruptcy Code; and

WHEREAS, Nuo and Restorix wish to enter into a collaboration agreement whereby, among other things, Restorix will be provided certain geographic exclusivity benefits over a defined period of time for the usage of Aurix in up to thirty (30) of RXH Partner Hospitals in exchange for minimum commitments of patients enrolled in the Protocols necessary to maintain such exclusivity, all on those terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Effectiveness. Except as otherwise provided in Section 15 hereof, this Agreement shall be of no force or effect unless and until each of the following conditions are satisfied:

a.	This Agreement is signed by each Party and such Party’s counterpart is delivered to the other Party.

b.	This Agreement is approved by order of the Bankruptcy Court, which is in form and substance acceptable to Restorix (the “Approval Order”).

c.	The Approval Order becomes final and non-appealable (unless such condition is waived, in writing, by Restorix).

The day on which all of the foregoing conditions are first satisfied (or waived) is hereinafter referred to as the “Effective Date.”

2.	Services.

a.	Restorix will provide access and support as reasonably necessary and appropriate at up to thirty (30) RXH Partner Hospitals to identify and enroll patients into the Protocols including senior executive level support and leadership to the collaboration and its enrollment goals. The enrollment goals are specifically outlined in Exhibit A by site or by a ‘cluster’ of sites where enrollment can be aggregated for purposes of meeting the enrollment goals. The Parties acknowledge that Exhibit A is an output growing out of joint discussions between Nuo and Restorix and they are in agreement on its content as of the Signing Date. The Parties shall promptly confer with respect to determining which of the RXH Partner Hospitals will participate in the program and, once agreement is reached, the names of such hospitals shall be memorialized in a separate letter agreement signed by the Parties.

b.	Restorix will reasonably assist Nuo to correct through a query process, any patient data submitted having incomplete or inaccurate data fields.

c.	Nuo will provide:

i.	clinical support services by Nuo clinical staff as reasonably agreed between Nuo and Restorix as necessary and appropriate;

ii.	reasonable and necessary reimbursement support in the context of the NCD and the CED program;

iii.	coverage of Institutional Review Board (IRB) fees and payment to Restorix for training costs subject to a limitation of coverage for up to five (5) sites (on a rolling basis) until site enrollment expectations have been proven over the site’s initial 90 days at which point any IRB fees paid by Restorix directly and training costs will be reimbursed by Nuo to Restorix or the RXH Partner Hospital as appropriate; and

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iv.	community focused public relations materials for participating RXH Partner Hospitals to promote the use of Aurix and participation in the Protocols.

d.	The Parties agree that, with respect to the initial RXH Partner Hospitals (totaling a minimum of four (4)), each such hospital will be actively screening patients for enrollment into the Protocols within 30 days after the date that each such hospital obtains IRB approval to participate in the program (the “Enrollment Date”).

3.	Nuo Chapter 11.

a.	Plan of Reorganization. Restorix understands that Nuo intends to reorganize its business and recapitalize its balance sheet through consummation of a plan of reorganization whereby Nuo is required to raise $10,500,000 of committed common equity capital by the effective date of the plan (“Nuo POR”). In the event Nuo is unsuccessful in raising the required capital, then Nuo’s senior secured lender will receive 95% of the common equity in the reorganized debtor (“Lender POR”). Given the proposed timeline to consummate either POR, it is unlikely that this Agreement will be fully performed prior to consummation of a Nuo POR or Lender POR. Consequently Restorix has agreed to enter into this Agreement with Nuo, as a debtor in possession, based upon Nuo’s assurance that this Agreement will be assumed in connection with consummation of the Nuo POR. If the Agreement is not assumed upon consummation of the Nuo POR, it shall be conclusively deemed rejected and terminated as of the date of consummation of the Nuo POR, which shall give rise to a termination fee of $150,000 (the “Termination Fee”) payable by Nuo to Restorix within 5 business days of effective date of a Nuo POR. In the event of a Lender POR, if the agreement is not assumed upon consummation of the Lender POR, it shall be conclusively deemed rejected and terminated as of the date of consummation of the Lender POR but there will be no obligation of Nuo or the Lender to pay the Termination Fee. Regardless of whether Nuo is in default of any of its obligations under the Agreement, Nuo and Restorix agree that the provisions of §365(b) of the Bankruptcy Code regarding the cure of any defaults shall apply to Nuo’s assumption of this Agreement under, or in connection with, a Nuo POR.

b.	Administrative Expense Priority. All claims of Restorix arising under this Agreement, whether for Restorix’s services hereunder, damages for Nuo’s breach of this Agreement (subject to the limitations in Section 12 hereof), or otherwise, shall have priority in payment as administrative expense claims under §503(b) of the Bankruptcy Code. In addition, in the event of a 363 Sale, the Successful Bidder shall be obligated to assume and pay Nuo’s obligations with respect to the Termination Fee, if any, due to Restorix.

4.	Term and Termination.

a.	This Agreement shall commence on the Effective Date and shall continue for two years from the Effective Date (the “Initial Term”). This Agreement may be extended one or more times with the mutual consent of both Parties (each such extension, an “Extension Term,” and together with the Initial Term, the “Term”).

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b.	This Agreement can be terminated by either Party for material breach subject to a sixty (60) day cure period. Material breach may include, but is not limited to, the failure of either Party to pay any required amounts due to the other Party under this Agreement. Nuo hereby waives the protection of §362 of the Bankruptcy Code with respect to the exercise by Restorix of its right to terminate this Agreement for material breach. For the elimination of all doubt, Restorix shall have the right to terminate this Agreement for material breach without having to obtain relief from the automatic stay arising under §362 of the Bankruptcy Code from the Bankruptcy Court or any other court.

c.	In the event this Agreement is assigned by Nuo to a Successful Bidder under paragraph 3(b) hereof without Restorix’s written consent, Restorix, for a period of sixty (60) days after receiving written notice of consummation of the 363 Sale, shall have the right to terminate this Agreement for any or no reason.

5.	Exclusivity.

a.	During the Term Restorix will have site specific geographic exclusivity for usage of Aurix in connection with treatment of patients in the Protocols within a thirty (30) mile radius of each RXH Partner Hospital, provided the following condition is maintained:

i.	an individual RXH Partner Hospital meets the established enrollment goals detailed on Exhibit A for such RXH Partner Hospitals at a minimum of 85% on a rolling two months basis. Should a site (or site cluster) fail to maintain the required minimum enrollment, then such site will be allowed a 60 day cure period to return to 100% of the enrollment expectation for the 120 day trailing period. Site level geographic exclusivity will be terminated, at Nuo’s sole option, if enrollment goals are not met over the cumulative 120 day period.

b.	Nuo will not provide corporate exclusivity with any other wound management company operating in excess of 19 wound care facilities for any similar arrangement during the Term provided the following condition is maintained:

i.	no more than thirty percent (30%) of RXH Partner Hospitals can be failing to maintain their site specific geographic exclusivity under paragraph 5(a) above or Nuo maintains the exclusive right to terminate any remaining portion of the Term’s corporate exclusivity.

c.	Existing Nuo CED sites (including those potential sites where active engagement has commenced with regard to potential participation in the Protocols) will not be subject to the geographic exclusivity provisions in paragraph 5(a) above. Nuo and Restorix both agree to mutually cooperate to resolve any issues about site and geographic exclusivity for the overall benefit of patient enrollment into the Protocols.

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6.	Compensation.

a.	Fees. Nuo shall pay to Restorix or the RXH Partner Hospital, as the case may be, a per patient data collection (administrative) fee of $500 per patient. The data collection fee will be paid at the conclusion of the patient’s treatment regimen once the accurate and complete set of required information has been delivered to the firm responsible for such data collection. Such data collection fees will be invoiced to Nuo in the regular course and subject to normal payment procedures and terms. Restorix agrees that they have no ownership of the data collected under the Protocols and will not publish any data collected under the Protocols without prior Nuo consent.

b.	Expenses. As outlined in paragraph 2(c)(iii) above, Nuo shall be responsible and pay for any IRB fees necessary to conduct the Protocols and enroll patients. Additionally, Nuo shall pay Restorix a training cost stipend of $2,500 per site within thirty (30) days of each of the RXH Partner Hospital’s respective Enrollment Date and subsequent training session.

c.	Product Payment. For each Aurix System kit ordered, each RXH Partner Hospital shall pay Nuo in the normal course and subject to standard payment terms the then current product price (which product price shall be $700 in 2016 and no greater than $750 in the remainder of the Initial Term) which is reimbursed by CMS according to the Medicare Reimbursement Information attached as Exhibit B.

7.	Confidentiality.

a.	In providing the Services, it may be appropriate and necessary for Restorix to have access to certain technical or business information and material as well as information specifically deemed confidential or proprietary by third parties having business relationships with Nuo (“Clients”). Examples of confidential information include, but are not limited to:

i.	patients’ medical records including photographs, personal data, financial data, including any and all HIPAA protected data;

ii.	access to Clients’ financial records, software applications, databases, systems, technologies, devices, processes, formulas, compositions, improvements, concepts, ideas, designs, methods, policies and procedures, investigation/audit results and potentially limited employee information;

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iii.	any idea, proposal, plan, information, procedure, technique, formula, technology or method of operation, any written or oral information of a proprietary nature, and any intellectual property owned by either Party or relating to the Client or Restorix’s principals’ or affiliates’ business projects, operations, finances, activities or affairs, whether of a technical nature or not (including trade secrets, know-how, processes and other technical or business information), and any proposed changes thereto;

iv.	access to all information in subparagraphs (ii) and (iii) developed, acquired, owned or produced, or practiced by an affiliate of Nuo, software program and/or documentation licensed by third parties;

v.	customer or vendor lists; and

vi.	any information disclosed by a Party and designated to be confidential.

b.	Both Nuo and Restorix agree to hold all confidential information in strict confidence and shall not without the express prior written permission of the other Party disclose any confidential information to third parties; use the confidential information for any purpose other than to perform its obligations under this Agreement. The receiving Party should immediately notify the disclosing Party if it learns, or has reason to believe, that any person who had access to confidential information violates or intends to violate the terms of this section of the Agreement and shall cooperate in seeking injunctive relief against any such person.

c.	Upon termination of this Agreement, or at any time upon the disclosing Party’s request, the Party with the confidential information may request that all or a portion of the confidential data be returned or destroyed. The Parties may request written confirmation that the data has been destroyed.

d.	Nuo and Restorix will not disclose the terms and conditions of this Agreement to anyone other than their respective attorneys, accountants and other professional advisors, except as required by applicable law or regulation provided either Party may choose to publicize the existence of the Agreement with the consent of the other Party who shall have an opportunity to review and comment on the disclosure. If legally required to be disclosed, then the Party requested to comply with such legal request shall provide the other Party with reasonable notice of such requirement and a reasonable opportunity to react to such disclosure.

e.	Both Nuo and Restorix agree that in event of any breach, the non-breaching Party will be entitled to injunctive relief against such breach in court as well as other remedies legally available.

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f.	Both Nuo and Restorix may disclose confidential information to their officers, employees, attorneys and other representatives who have an absolute need to know and are informed of and agree to be bound by the confidentiality obligations as set forth herein. Restorix agrees to take all reasonable precautions to prevent disclosure of such confidential and proprietary information or materials to third parties and not to use such information or materials without Nuo’s express written consent. These obligations of confidentiality and non-use will continue beyond the Term but will cease to apply as to any specific portion of the Client’s information or material which becomes available to the public through no fault attributable to any act or omission by Restorix.

g.	In the event such confidential information is required to be disclosed by Restorix pursuant to regulatory or legal requirements, Restorix agrees to immediately notify Nuo in writing in order to allow Nuo to seek a protective order or take other reasonable and lawful actions to protect the Nuo’s rights prior to disclosure of the confidential information.

h.	Subject to obtaining Nuo’s consent which shall not be unreasonably withheld, conditioned or delayed, Restorix shall have the right to use Nuo’s name and/or trademark in its advertising, customer lists and marketing materials.

8.	Assignment. Either Party may assign this Agreement with the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Restorix’s consent shall not be necessary in connection with the transfer of this Agreement to a Successful Bidder in connection with a 363 Sale under paragraph 3(b) hereof. Nothing herein contained shall in any way limit or otherwise restrict the rights of Restorix to demand that Nuo and/or the Successful Bidder comply with the provisions of §365(f) of the Bankruptcy Code including, without limitation, the requirement that all monetary defaults hereunder be cured and adequate assurance of future performance be demonstrated, in connection with any 363 Sale.

9.	Indemnification.

a.	Nuo and Restorix hereby agree to indemnify, defend and hold harmless each other from and against any and all actual or threatened claims, actions, damages, liabilities, costs and expenses, including without limitation reasonable attorney’s fees and expenses, arising out of or connection with this Agreement, including, but not limited to:

i.	the accuracy, validity or truthfulness of any of the representations made by the other Party in this Agreement or in any related documents;

ii.	the other Party’s failure to comply with any applicable law or regulation;

iii.	third party claims of infringement of any patents, trade secrets, copy or trademarks, service marks, trade names or similar proprietary rights alleged to have incurred with respect to content;

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iv.	the damage, loss or destruction of real or tangible personal property, to the extent that such death or bodily injury was caused by the other Party’s gross negligence or willful misconduct; or

v.	any damages incurred directly or by virtue of a claim made by a third party, in either case, arising out of a breach of a Party’s representations, warranties, covenants or duties arising out of, or in connection with, this Agreement.

b.	In addition, Restorix and Nuo shall be responsible for the actions of their employees, subcontractors, and clients whose activities are either directly or indirectly, under or subject to the reasonable control of Restorix or Nuo, as the case may be.

10.	Governing Law and Venue. This Agreement will be deemed to have been executed in the State of Maryland and will be governed by and construed in accordance with the laws of the State of Maryland, without reference to conflicts of law principles. The Parties hereby consent to the exclusive jurisdiction of the courts located within the County in the State of the defending Party for the purpose of any action or proceeding brought by either of them in connection with this Agreement.

11.	Notices. Any notice required to be given hereunder shall be sufficient if in writing, and received by courier service (with proof of delivery) or certified or registered mail (return receipt requested, first-class postage prepaid) at the addresses of Nuo or Restorix set forth above, provided that either may change its address by notifying the other of such change.

12.	Limitation of Liability. REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, STRICT LIABILITY OR CAUSE OF ACTIONS OF ANY NATURE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR RELIANCE, LOSS, DAMAGE OR EXPENSE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOSS OF USE IN REVENUES, WHETHER OR NOT EITHER PARTY WAS ADVISED, SHOULD HAVE KNOWN OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS, DAMAGE OR EXPENSE ARISING OUT OF OR IN CONNECTION WITH ANY ACT OR OMISSION OF SUCH PARTY RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. RESTORIX’S TOTAL LIABILITY OF ALL CLAIMS MADE UNDER THIS AGREEMENT SHALL NOT UNDER ANY CIRCUMSTANCE EXCEED THE SUM TOTAL OF THE FEES PAID BY NUO TO RESTORIX UNDER THIS AGREEMENT FOR THE SERVICES. THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT RUN ONLY TO EACH OTHER AND NOT TO ANY OTHER PERSONS OR ENTITIES. NOTWITHSTANDING ANY OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO ANY THIRD PARTY INFORMATION OR PRODUCTS PROVIDED TO EACH OTHER, ALL OF WHICH ARE PROVIDED, SOLD OR LICENSED “AS IS,” AND THE PARTIES AGREE TO LOOK SOLELY TO THE WARRANTIES AND REMEDIES, IF ANY, PROVIDED BY THE THIRD PARTY. THE LIMITATIONS IN THIS SECTION DO NOT APPLY TO THE INDEMNIFICATION OBLIGATIONS OF RESTORIX OR CLIENT FOR THIRD PARTY CLAIMS AS SET FORTH IN THE INDEMNIFICATION SECTION.

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13.	Representations and Warranties.

a.	Restorix covenants, represents and warrants that:

i.	the services to be performed hereunder will be performed in a commercially reasonable manner in accordance with the standards generally prevailing in the industry;

ii.	it has all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder; and

iii.	neither this Agreement nor Restorix’s performance of its obligations hereunder will place Restorix in breach of any other contract or obligation and will not violate the rights of any third party.

b.	Nuo covenants, represents and warrants that:

i.	it has all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder;

ii.	neither this Agreement nor Nuo’s performance of its obligations hereunder will place Nuo in breach of any other contract or obligation and will not violate the rights of any third party; and

iii.	all information provided to Restorix is true and accurate.

14.	Force Majeure. Neither Party shall be deemed in default or otherwise liable for any delay in or failure of its performance under this Agreement (other than payment obligations) by any reason of any Act of God, fire, natural disaster, accident, riot, act of government, strike or labor dispute, shortage of materials or supplies, failure of transportation or communication of suppliers of goods or services, or any other cause beyond the reasonable control of such Party.

15.	Obligations Pending the Effective Date. Once the condition set forth in paragraph 1(a) above has been satisfied:

a.	Nuo shall:

i.	on or before March 16, 2016 file a motion with the Bankruptcy Court seeking approval of this Agreement and entry of the Approval Order (the “Motion”);

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ii.	provide Restorix with a reasonable opportunity to review and comment upon the Motion (or any other pleading to be filed by Nuo in connection with the Motion) prior to it being filed with the Bankruptcy Court or its being served upon parties in interest;

iii.	prosecute the Motion with reasonable diligence, in good faith, until the Bankruptcy Court grants or denies the relief requested in the Motion (the “Decision”) and an appropriate order is entered by the Bankruptcy Court; and

iv.	not enter into any agreement with any other person relating to the substance of this Agreement on the same or different terms unless and until a Decision is obtained denying the relief requested in the Motion; and

b.	Restorix shall reasonably co-operate with Nuo, as necessary, to obtain Bankruptcy Court approval of the relief requested in the Motion; provided, however, that nothing herein contained shall obligate Restorix to agree to change any of the terms of this Agreement and provided, further, however, that the execution by Restorix of an agreement substantially similar to this Agreement with any other person, the effectiveness of which is conditioned on, among other things, such person becoming the Successful Bidder, shall not be determined or deemed to be a violation by Restorix of this paragraph.

Notwithstanding any provision of Section 3 to the contrary, if a Party has not breached any of its obligations under this Section 15, such Party may terminate this Agreement without Bankruptcy Court approval or notice to any other party in interest, if the Effective Date does not occur by April 30, 2016, by providing written notice to the other Party of the exercise by such Party of its right of termination.

16.	General.

a.	This Agreement contains the entire agreement and understanding by and between the Parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by both Parties.

b.	This Agreement shall be binding upon, and shall inure to the benefit of Nuo and Restorix and their respective successors and assignees.

c.	Should any provision of this Agreement be held invalid by reason of any law, statute or regulation, or by a court of competent authority, such provision shall be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if reformation is not possible, such provision shall be deemed divisible and deleted, but the remaining Agreement will not otherwise be affected, and will remain in full force and effect.

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d.	The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

e.	This Agreement has been reviewed by the Parties and their respective attorneys, and the Parties have had a full opportunity to negotiate the contents thereof. The Parties expressly waive any common law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

f.	No modification or waiver of any provision of this Agreement shall be valid or binding on either Party unless in writing and signed by both Parties. No waiver of any term, right or condition under this Agreement on any one occasion or the failure of any Party to insist upon strict performance of any of the terms and conditions hereof or failure or delay to exercise any rights provided herein or by law shall be construed or deemed to be a waiver or continuing waiver of any such term, right or condition on any subsequent occasion or a waiver of any other term, right or condition hereunder

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by duly authorized officers. Each person signing this Agreement represents and warrants that he or she is authorized to execute this Agreement on behalf of the Party represented. This Agreement may be executed in duplicate originals, each of which shall be considered the same document.

RESTORIX HEALTH, INC.	NUO THERAPEUTICS, INC.

By:	/s/ Steve McLaughlin	By:	/s/ David Jorden
Name: Steve McLaughlin		Name: David Jorden
Title: Chief Executive Officer		Title: Acting CEO/CFO

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ACKNOWLEDGMENT and Waiver

WHEREAS, on March 22, 2016, Restorix Health, Inc. (“Restorix” ), a Nevada corporation, with its principal offices at 455 Hamilton Avenue, White Plains, NY 10601, and Nuo Therapeutics, Inc. (“Nuo”), a Delaware corporation, with its principal offices at 207A Perry Parkway, Suite 1, Gaithersburg, Maryland 20877, entered into that certain Collaboration Agreement (the “Agreement”);

WHEREAS, on March 22, 2016, Nuo obtained approval from the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to enter into the Agreement, by entry of that certain Order Authorizing And Approving The Debtor’s Entry Into The Collaboration Agreement [Docket Entry No. 230] (the “Approval Order”); and

WHEREAS, Sections 1 and 15 of the Agreement provide that certain conditions must be satisfied or waived in order for the Agreement to become effective.

Restorix hereby: (i) waives the condition in Section 1(c) of the Agreement that the Agreement cannot be deemed effective until the Approval Order becomes non-appealable; and (ii) acknowledges and agrees that: (a) all of the conditions required for the Agreement to be effective have been satisfied; (b) the Agreement is effective; and (c) March 22, 2016 is the “Effective Date” of the Agreement.

RESTORIX HEALTH, INC.

By:	/s/ Steve McLaughlin
Name: Steve McLaughlin
Title: Chief Executive Officer

Dated: March 22, 2016